FCO 4.30.09 NSAR attachments

1.

77Q1(a) Amended and Restated Fund Bylaws – Information is incorporated by reference to (1) the 485BPOS filing as filed with the Securities and Exchange Commission on December 22, 2008 (SEC Accession no. 0000894579-08-000456)

2.

77Q1(e) Sub-Advisory Agreement – Information is incorporated by reference to (1) the 485BPOS filing as filed with the Securities and Exchange Commission on June 24, 2009 (SEC Accession no. 0000943663-09-000118)

3.

77Q1(f)

Change in Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”), 300 Madison Avenue, New York, New York 10017, an independent registered public accounting firm, was the independent registered public accounting firm for the Registrant for the fiscal year ended October 31, 2008.  At the meetings held on June 9, 2009, the Audit Committee and the Board of Directors engaged KPMG LLP to replace PwC as the independent registered public accounting firm for the Registrant.

The reports of the financial statements, previously issued by PwC for the Registrant for each of the two most recent fiscal years ended October 31, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  For the past two most recent fiscal years and through the date of the auditor change, there were no disagreements between the Registrant and PwC on any matters of accounting principles or practices, financial statement disclosures, auditing scope or procedures, or any other matter which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with the issuance of PwCs’ reports on the financial statements of such periods.